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Exhibit 4.4.2

Appendix A
to Participation
Agreement

Definitions

APPENDIX A—DEFINITIONS

GENERAL PROVISIONS

        In this Appendix A and each Operative Document (as hereinafter defined), unless, otherwise provided herein or therein:

  i.
  the terms set forth in this Appendix A or in any such Operative Document shall have the meanings herein provided for and any term used in an Operative Document and not defined therein or in this Appendix A but in another Operative Document shall have the meaning, herein or therein provided for in such other Operative Document;

  ii.
  any term defined in this Appendix A by reference to another document, instrument or agreement shall continue to have the meaning ascribed thereto whether or not such other document, instrument or agreement remains in effect;

  iii.
  words importing the singular include the plural and vice versa;

  iv.
  words importing a gender include any gender;

  v.
  a reference to a part, clause, section, paragraph, article, party, annex, appendix, exhibit, schedule or other attachment to or in respect of an Operative Document is a reference to a part, clause, section, paragraph, or article of, or a party, annex, appendix, exhibit, schedule or other attachment to, such Operative Document unless, in any such case, otherwise expressly provided in any such Operative Document;

  vi.
  a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in such Operative Document;

  vii.
  a definition of or reference to any document, schedule, exhibit, instrument or agreement includes an amendment or supplement to, or restatement, replacement, modification or novation of, any such document, schedule, exhibit, instrument or agreement unless otherwise specified in such definition or in the context in which such reference is used;

  viii.
  a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time;

  ix.
  if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to the Participation Agreement (as hereinafter defined), such reference shall be deemed to be to such form and, following such execution and delivery and subject to paragraph (vii) above, to the document, instrument or agreement as so executed and delivered;

  x.
  a reference to any Person (as hereinafter defined) includes such Person's successors and permitted assigns, whether by way of merger or otherwise;

  xi.
  any reference to "days" shall mean calendar days unless "Business Days" (as hereinafter defined) are expressly specified;

  xii.
  if the date as of which any right, option or election is exercisable, or the date upon which any amount is due and payable, is stated to be on a day that is not a Business Day, such right, option or election may be exercised, and such amount shall be deemed due and payable, on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day and interest shall accrue and be payable with respect to such payment;

  xiii.
  words such as "hereunder," "hereto," "hereof" and "herein" and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof; and

  xiv.
  a reference to "including" means including without limiting the generality of any description preceding such term, and for purposes hereof and of each Operative Document the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

Exhibit 4.4.2

DEFINED TERMS

        "Acceptable Credit Provider" means a U.S. or U.S. branch of a foreign bank or trust company that (i) has a combined capital and surplus of at least $1 billion whose long term unsecured debt is rated A2 or higher by Moody's or A or higher by S&P and (ii) is exempt from SEC registration under Section 3(a)(2) of the Securities Act.

        "Accounts" shall mean, all accounts established pursuant to Section 2.2 of the Amended Security Deposit Agreement.

        "Actual Development Plan" shall have the meaning specified in Article XVI of the Participation Agreement.

        "Actual Knowledge" shall mean, with respect to any Person, actual knowledge of, or receipt of written notice by, an officer (or other employee whose responsibilities include the administration of the Overall Transaction or operational oversight of the Facility) of such Person; provided, however, that (i) in the case of the Owner Manager or the OM Company, "Actual Knowledge" shall mean the actual knowledge of an officer in the Corporate Trust Services of the OM Company and (ii) in the case of Owner Participant, "Actual Knowledge" shall mean the actual knowledge of an executive officer of the corporate division or group primarily responsible for acquiring or managing the interests of the Owner Participant in the Overall Transaction.

        "Additional Equity Investment" shall mean the amount, if any, the Owner Participant shall provide (in its sole and absolute discretion) to finance all or a portion of the Owner Lessor's Percentage of the cost of any Required Improvement or Non-Severable Improvement financed pursuant to Section 12.1 of the Participation Agreement.

        "Additional Lessor Notes" shall have the meaning specified in Section 2.6(a) of the Lease Indenture.

        "Additional Plant" have the meaning specified in Article XVI of the Participation Agreement.

        "Additional Plant Operator" shall have the meaning specified in Article XVI of the Participation Agreement.

        "Additional Transfer Amounts" shall have the meaning specified in Section XV of the Participation Agreement.

        "Affiliate" of any particular Person shall mean any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan or Welfare Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise, and the words "controlling" and "control" shall have correlative meanings; provided, however, that under no circumstances shall the OM Company be considered to be an Affiliate of any of the Owner Lessor, the Owner Manager or the Owner Participant, nor shall any of the Owner Lessor, the Owner Manager or the Owner Participant be considered to be an Affiliate of the OM Company and that neither the Owner Lessor nor the Owner Manager shall be treated as an Affiliate of the Owner Participant except that the Owner Lessor will be treated as an Affiliate of the Owner Participant to the extent that the Owner Lessor acts on the express written direction or with the express written consent of the Owner Participant.

        "After-Tax Basis" shall mean, in the context of determining the amount of a payment to be made on such basis, the payment of an amount which, after reduction by the net increase in Taxes of the recipient (actual or constructive) of such payment, which net increase shall be calculated by taking into account any reduction in such Taxes resulting from any actual tax benefits realized or to be realized by the recipient as a result of such payment, shall be equal to the amount required to be paid. In calculating the amount payable by reason of this provision in the case of any Person that is a U.S. Person, all income taxes payable and actual tax benefits realized or to be realized shall be determined on the assumptions that (a) the recipient is subject to (i) U.S. Federal income taxes at the highest marginal rate then applicable to corporations for the relevant period or periods, and (ii) state and local income taxes at the highest marginal rates then applicable to corporations for the relevant period or periods, and (b) all related tax benefits are utilized (i) with regard to U.S. Federal income taxes, at the highest marginal rates then applicable to corporations for the relevant period or periods, and (ii) with regard to state and local income taxes, at the highest marginal rate then applicable to corporations for the relevant period or periods.

        "Allocated Rent" shall have the meaning specified in Section 3.2(b) of the Facility Lease.

        "Amended and Restated Guarantee and Collateral Agreement" shall mean that amended and restated guarantee and collateral agreement between Homer City and the Collateral Agent on behalf of the Owner Participant, the Other Owner Participant, the Owner Lessor and the Other Owner Lessors, dated as of December 7, 2001.

        "Amended Homer City Subordination Agreement" shall mean that agreement between Homer City, Edison Mission Finance Co., Homer City Property Holdings, Inc., Mission Energy Westside, Inc. and Chestnut Ridge Company, dated as of December 7, 2001.

        "Amended Security Deposit Agreement" shall mean that amended and restated security deposit agreement between Homer City and the Collateral Agent on behalf of the Owner Lessors, dated as of December 7, 2001.

        "Annual Operating Budget" shall mean, with respect to any Fiscal Year of the Facility Lessee, an annual operating budget for the Facility provided by the Facility Lessee (and approved by the Owner Participant and the Lender in accordance with Section 5.14 the Participation Agreement) setting forth all reasonably anticipated Revenues, payments of Basic Lease Rent, O&M Costs, allowances for reserves, and other customary information.

        "Applicable Permit" shall mean any Permit, including any zoning, environmental protection, pollution, sanitation, FERC, safety, siting or building Permit, (a) that is necessary at any given time in light of the stage of development, construction or operation of the Facility or Facility Site to acquire, operate, maintain, repair, own or use the Facility or Facility Site as contemplated by the Transaction Documents, to sell electricity therefrom, to enter into any Transaction Document or to consummate any transaction contemplated thereby, or (b) that is necessary so that none of the Owner Lessor, the Owner Participant, the Lease Indenture Trustee, the Lender nor the Bondholder Trustee nor any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under PUHCA or under any other Applicable Law relating to electric utilities, generators, wholesalers or retailers, in each case as a result of the operation of the Facility or the sale of electricity therefrom.

        "Applicable Rate" shall mean (a) in respect of any amount due under any Lessor Note or any amount of Basic Lease Rent attributable to the principal and interest on any Lessor Note, the per annum fixed rate of interest then borne by the relevant Lessor Note and (b) in respect of any other amount due under the Operative Documents, the greater of (i) 10% per annum and (ii) 110% of the semi-annual applicable federal rate (in each case, computed on the basis of a 360-day year of twelve 30-day months).

        "Appraisal Procedure" shall mean (except with respect to the Closing Date Appraisal and any appraisal to determine Fair Market Sales Value or Fair Market Rental Value during any period when a Lease Event of Default shall have occurred and be continuing), an appraisal conducted by an appraiser or appraisers in accordance with the following procedures. The Owner Participant and the Facility Lessee will consult with the intent of selecting and appointing a mutually acceptable Independent Appraiser within 15 days. If a mutually acceptable Independent Appraiser is selected, the Fair Market Sales Value, the Fair Market Rental Value, the remaining useful life or other determination that is the subject of the appraisal shall be determined by such Independent Appraiser. If the Facility Lessee and the Owner Participant are unable to agree upon a single Independent Appraiser within fifteen

(15) days of such initial consultation, one shall be appointed by the Owner Participant, and one shall be appointed by the Facility Lessee (or its designee), which Independent Appraisers shall attempt to agree upon the value, period, amount or other determination that is the subject of the appraisal. If either the Owner Participant or the Facility Lessee (or its designee) does not appoint its Independent Appraiser, the determination of the other Independent Appraiser shall be conclusive and binding on the Owner Participant and the Facility Lessee. If the Independent Appraisers appointed by the Owner Participant and the Facility Lessee are unable to agree upon the value, period, amount or other determination that is the subject of the appraisal, such Independent Appraisers shall jointly appoint a third Independent Appraiser within 15 days or, if such Independent Appraisers do not appoint a third Independent Appraiser, the Owner Participant and the Facility Lessee shall jointly appoint the third Independent Appraiser within 15 days. In such case, the average of the determinations of the three Independent Appraisers shall be conclusive and binding on the Owner Participant and the Facility Lessee, unless the determination of one such Independent Appraiser is disparate from the middle determination by more than twice the amount by which the third determination is disparate from the middle determination, in which case the determination of the most disparate Independent Appraiser shall be excluded, and the average of the remaining two determinations shall be conclusive and binding on the Owner Participant and the Facility Lessee. Any appraisal determined in accordance with the foregoing must be delivered within thirty (30) days after the date on which the last of the appraisers is appointed pursuant to the process set above.

        "Appraiser" shall mean Deloitte & Touche LLP Valuation Group.

        "Assignment and Assumption Agreement" shall mean an assignment and assumption agreement in form and substance substantially in the form of Exhibit J to the Participation Agreement.

        "Authorized Officer" shall mean, with respect to any Person, (a) its Chairman of the Board, its President, any Senior Vice President, the Chief Financial Officer, any Vice President, the Treasurer or any other Person authorized by or pursuant to the Organic Documents or (b) any resolution of the board of directors or managers (or managing members) of such Person to perform the equivalent functions thereof, whose responsibilities include the administration of the Overall Transaction.

        "Bankruptcy Code" shall mean the United States Bankruptcy Code of 1978, as amended from time to time, 11 U.S.C. § 101 et seq.

        "Base Case" shall mean the financial model for the projections of revenues and expenses for the Facility Lessee, as set forth as Exhibit C to the Facility Lease.

        "Base DSRLC Costs" shall mean those costs in respect of the Debt Service Reserve Letter of Credit included as a component of Rent, as set forth on Schedule 3 to the Facility Lease.

        "Basic Lease Commencement Date" shall have the meaning specified in Section 3.1 of the Facility Lease.

        "Basic Lease Rent" shall have the meaning specified in Section 3.2(a) of the Facility Lease.

        "Basic Lease Rent Service Coverage Ratio" shall mean for any period, without duplication, a ratio the numerator of which is Net Cash Flow for such period, and the denominator of which is the sum of Basic Lease Rent under the relevant Facility Lease and all Other Facility Leases payable during such period; provided, however, that any calculations of the Basic Lease Rent Service Coverage Ratio with respect to the most recently ended Fiscal Quarter shall with respect to the most recent month, be based on estimated results only.

        "Basic Lease Term" shall have the meaning specified in Section 3.1 of the Facility Lease.

        "Bill of Sale" shall mean the Bill of Sale, dated as of Decemberr 7, 2001, executed by Homer City in favor of the Owner Lessor, pursuant to which the Owner Lessor acquired the Undivided Interest from the Facility Lessee as the same may from time to time be amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

        "Bondholder Trustee" shall mean The Bank of New York, as successor to United States Trust Company of New York as trustee under the Fundco Indenture.

        "Bondholder Trustee Company" shall mean the Bondholder Trustee acting in its individual capacity.

        "Burdensome Buyout Event" shall mean any event giving rise to the Facility Lessee's Burdensome Buyout Option under the Facility Lease.

        "Burdensome Buyout Option" shall have the meaning specified in Section 13.3(a) of the Facility Lease.

        "Burdensome Termination Notice" shall have the meaning specified in Section 13.1 of the Facility Lease.

        "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which commercial banking institutions are authorized or required by law, regulation or executive order to be closed in New York, New York or the city and the state in which the chief executive office of the Lease Indenture Trustee or the Owner Manager is located.

        "Capital Expenditures" shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto that have a useful life of more than one year (other than expenditures with respect to Major Maintenance) which are capitalized in accordance with GAAP.

        "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System list.

        "Chestnut Ridge" shall mean Chestnut Ridge Energy Company, a California corporation.

        "Claim" shall mean any liability (including in respect of negligence (whether passive or active or other torts), strict or absolute liability in tort or otherwise, warranty, latent or other defects (regardless of whether or not discoverable), statutory liability, property damage, bodily injury or death), obligation, loss, settlement, damage, penalty, claim, Environmental Claim, action, suit, proceeding (whether civil or criminal), judgment, penalty, fine and other legal or administrative sanction, judicial or administrative proceeding, cost, expense or disbursement, including reasonable legal, investigation and expert fees, expenses and related charges, of whatsoever kind and nature.

        "Closing" shall have the meaning set forth in Section 2.2(a) of the Participation Agreement.

        "Closing Date Appraisal" shall mean the appraisal, dated the Closing Date, addressed to the Owner Participant prepared by the Appraiser with respect to the Facility.

        "Closing Date" shall have the meaning set forth in Section 2.2(a) of the Participation Agreement.

        "Closing Projections" shall mean the financial projections according to the Base Case calculated as of the Closing Date.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and is in effect on the relevant date.

        "Collateral Agent" shall mean The Bank of New York, as successor to the United States Trust Company of New York.

        "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

        "Competitor" shall mean, with respect to the Facility Lessee or any of its Affiliates, as entity (or an Affiliate thereof) that is significantly involved as a seller, trader, wholesale purchaser or marketer of capacity or energy in the coal fired generation market in the United States, provided that, for the purposes of this definition, the following entities shall not be considered "Competitors": (a) financial institutions involved in the energy markets solely by reason of trading futures and other similar instruments and (b) entities listed on Schedule A to the Participation Agreement, which may, from time to time but not more often than once a year, be modified by the Owner Participant, and shall contain a list of up to six entities and shall be reasonably satisfactory to Homer City, provided however, that this approval right shall not inure to the benefit of Homer City in connection with any transfer by the Owner Participant or the Owner Lessor during a Lease Event of Default.

        "Component" shall mean any appliance, part, instrument, appurtenance, accessory, furnishing, equipment or other property of whatever nature that may from time to time be incorporated in the Facility, except to the extent constituting Improvements.

        "Component A of Basic Lease Rent" shall mean the amounts set forth as Component A of Basic Lease Rent as set forth on Schedule 1-1 to the Facility Lease.

        "Component A of Termination Value" shall mean the amounts under the column titled "Component A of Termination Value" in Schedule 2 to the Facility Lease.

        "Consent Payment" shall mean an amount set forth in an Officer's Certificate of Edison Mission Holdings Co. delivered to the Owner Lessor or such other party as the Owner Lessor may instruct on the Closing Date, which amount shall be equal to the Owner Lessor's Percentage of that total sum sufficient to make the consent payment required in connection with the Consent Solicitation Statement of Edison Mission Holdings Co. and the Facility Lessee, dated November 16, 2001.

        "Consolidated Tangible Net Assets" shall mean, with respect to any Person, as of the date of any determination thereof, the total amount of all assets of such Person and its Subsidiaries (determined on a consolidated basis which must be in accordance with GAAP), less the sum of (a) the consolidated liabilities of such Person and its Subsidiaries (determined on a consolidated basis which must be in accordance with GAAP) and (b) assets properly classified as intangible assets in accordance with GAAP.

        "Consumer Price Index for All Urban Consumers (CPI-U)" shall mean the consumer price index for all urban consumers as published by the United States Department of Labor, Bureau of Labor Statistics.

        "Controlled Group" shall mean all corporations which are members of a controlled group of corporations within the meaning of Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and 1563(e)(3)(C) and all trades or businesses (whether or not incorporated) under common control which, together with Homer City, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

        "Cut-Off Date" shall mean December 7, 2001.

        "Date of Return" shall have the meaning specified in Section 5.1 of the Facility Lease.

        "Debt Service" shall mean the principal, interest, fees, costs, expenses, indemnities and any other amounts, in each case payable in respect of the Lessor Notes.

        "Debt Service Coverage Ratio" shall mean for any period, without duplication, a ratio the numerator of which is Net Cash Flow for such period, and the denominator of which is the Debt Service payable during such period; provided, however, that any calculations of the Debt Service Coverage Ratio with respect to the most recently ended Fiscal Quarter shall, with respect to the most recent month, be based on estimated results only.

        "Debt Service Reserve Amount" shall mean the principal, interest, fees, costs, expenses, indemnities, and any other amounts in each case payable in respect of the Lessor Notes on the next Rent Payment Date.

        "Debt Service Reserve Letter of Credit" shall mean that letter of credit maintained at any time by the Owner Lessor in favor of the Lease Indenture Trustee for the benefit of the holders of the Lessor Notes.

        "Depositary" shall mean Bank of America NT&SA.

        "Designated Representative Agreements" shall mean each of (i) the Designated Representative Agreement among the Owner Lessor, each Other Owner Lessor, and the Facility Lessee relating to SOx emission allowances and (ii) the Designated Representative Agreement among the Owner Lessor, each Other Owner Lessor, and the Facility Lessee relating to NOx emission allowances, each dated as of December 7, 2001.

        "Development Presentation" shall have the meaning specified in Article XVI of the Participation Agreement.

        "Discount Rate" shall mean 11.5% per annum assuming semi-annual compounding.

        "Duff & Phelps" shall mean Duff & Phelps Credit Rating Co., and its successors and assigns.

        "Easements" shall mean the easements appurtenant, easements in gross, license agreements and other rights running in favor of the Facility Lessee and/or appurtenant to the Facility Site, including without limitation those certain easements and licenses created by and described in the Facility Site Lease.

        "Easement Areas" shall have the meaning specified in Section 10.4 of the Facility Site Lease.

        "Edison Mission Finance Co." shall mean Edison Mission Finance Co., a California corporation.

        "Edison Mission Holdings Co." shall mean Edison Mission Holdings Co., a California corporation.

        "EIX" shall mean Edison International, a California corporation.

        "EMEFS" shall mean Edison Mission Energy Fuel Services, Inc., a California corporation.

        "EME" shall mean Edison Mission Energy, a California corporation.

        "EME Party" shall mean EME or any of its Subsidiaries.

        "EMMT" shall mean Edison Mission Marketing & Trading Inc., a California corporation.

        "Energy Sales Agreement" shall mean that certain energy sales agreement dated as of March 18, 1999 between EMMT, as buyer, and the Facility Lessee, as seller.

        "Engineering Consultant" shall mean Stone and Webster Management Consultants, Inc. or another nationally recognized independent engineering and consulting firm which, as Engineering Consultant, will independently review the technical aspects of the project, analyze the contractual structure and create financial projections for the benefit of the Lease Transaction Parties.

        "Engineering Consultant's Report" shall mean the report of the Engineering Consultant, dated May 4, 1999.

        "Environmental Claim" shall mean any administrative, regulatory or judicial action, fee, cause of action, obligation, suit, liability, loss, damage, proceeding, decree, judgment, penalty, fine, demand, demand letter, order, directive, claim (including any claim involving liability in tort, strict, absolute or otherwise), lien, sanction, notice of noncompliance or violation, citation, warning, complaint, investigation, legal or consultant fee or expense, or cost of investigation or proceeding, relating in any way to any Environmental Law, or arising from the actual or alleged presence or Release of any Hazardous Material (hereinafter "Liabilities") including and regardless of the merit of such Liability, any and all Liabilities for (a) investigation, assessment, abatement, correction, enforcement, mitigation, cleanup, removal, response, remediation or other activities related to the actual or alleged presence or Release of Hazardous Materials, (b) damages, contribution, indemnification, cost recovery, compensation or injunctive or declaratory relief related to violations of Environmental Law or the actual or alleged presence or Release of Hazardous Materials, or (c) any alleged or actual injury or threat of injury to human health, safety, natural resources or the environment in connection with a violation of Environmental Law or the actual or alleged presence or Release of Hazardous Materials.

        "Environmental Condition" shall mean the presence or Release of any Hazardous Material at, into, on or under any land, water, air or otherwise into the environment, which does or reasonably could (a) require assessment, investigation, abatement, correction, clean-up, mitigation, removal, remediation or any other response action, (b) give rise to an Environmental Claim or any obligation or liability of any nature (whether civil or criminal, arising under a theory of negligence or strict liability, or otherwise) under any Environmental Law, (c) create or constitute a public or private nuisance or trespass, (d) constitute a violation of or non-compliance with any Environmental Law or (e) result in or contribute to the actual or threatened loss of or damage to any property, natural resource or environmental media, or the death of or injury to any Person.

        "Environmental Consultant" shall mean Pilko & Associates, Inc. or such other Person as may from time to time be selected as environmental consultant by the Facility Lessee with the consent of the Owner Participant and, so long as the Lessor Notes are outstanding, the Lease Indenture Trustee, such consent not to be unreasonably withheld.

        "Environmental Consultant's Report" shall mean the Phase I Environmental Survey and the Phase II Environmental Survey.

        "Environmental Costs" shall mean capital expenditure for major modifications and repairs of the Facility required under Environmental Laws or by Prudent Industry Practice if related to environmental matters.

        "Environmental Laws" shall mean all federal, state and local statutes, laws, ordinances, codes, rules, regulations, consent decrees, administrative orders, administrative directives, injunctions, deed restrictions, applicable judgments and any other legally enforceable requirements of any Governmental Authority relating to, regulating or imposing liability or standards of conduct concerning Hazardous Materials, public health, safety or the environment or natural resources, as have been, are now, or may at any time hereafter be in effect.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

        "Event of Force Majeure" shall mean the occurrence of an event beyond the control of the Person claiming the benefit of such Event of Force Majeure, due to fire, flood, explosion, action of the elements, acts of God, accidents, strikes, lockouts or other labor trouble, insurrections, riots, or other civil disturbances, war, enemy action, or acts, demands or requirements of any Governmental Authority, or other causes of like nature, in each case, which (or the effect of which) such Person could not reasonably be expected to avoid.

        "Event of Loss" shall mean any of the following events:

            (i)  the loss of the Facility or use thereof, due to destruction or damage to the Facility or the Facility Site that renders repair uneconomic or that renders the Facility permanently unfit for normal use; or

           (ii)  any damage to the Facility that results in an insurance settlement with respect thereto on the basis of a total loss or an agreed constructive or a compromised total loss of the Facility; or

          (iii)  seizure, condemnation, confiscation or taking of, or requisition of title to or use of, the Facility or the Facility Site by any Governmental Authority (a "Requisition") that shall have resulted in loss by the Owner Lessor of title to or use of the Undivided Interest or the Ground Interest following exhaustion of all permitted appeals or an election by the Facility Lessee not to pursue such appeals; provided, that (a) no such contest may be conducted without the Owner Participant's consent while a Material Lease Default or Lease Event of Default, as applicable, shall have occurred and be continuing and (b) no such contest shall extend beyond the earlier of (x) the date which is six months after the loss of such title, or (y) the date which is 48 months prior to the end of the Basic Lease Term or any Renewal Lease Term then in effect or irrevocably elected by the Facility Lessee; provided, further, that in any case involving Requisition of use of the Facility or the Facility Site, but not of the Owner Lessor's title to the Undivided Interest or interest in the Facility Lease, such event shall be an Event of Loss only if such Requisition of use continues beyond the Basic Lease Term or any Renewal Lease Term then in effect or irrevocably elected by the Facility Lessee; or

          (iv)  if elected by the Owner Participant, and only in circumstances where the termination of the Facility Lease and transfer of the Facility to the Facility Lessee (or its designee) shall remove the basis of the regulation described below, the Owner Participant or the Owner Lessor shall become subject to any rate of return regulation by any Governmental Authority, or the Owner Participant, or the Owner Lessor shall become subject to any public utility regulation of any Governmental Authority or law which in the reasonable opinion of the Owner Participant is burdensome, in either case by reason of the participation of the Owner Lessor or the Owner Participant in the Overall Transaction but, in any event, not if the Owner Participant or the Owner Lessor shall have become subject thereto as the result of (a) investments, loans or other business activities of the Owner Participant or any of its Affiliates in respect of equipment or facilities similar in nature to the Facility or any part thereof or in any other electrical, steam, cogeneration or other energy or utility related equipment or facilities or the general business or other activities of the Owner Participant or any of its Affiliates or the nature of any of the properties or assets from time to time owned, leased, operated, managed or otherwise used or made available for use by the Owner Participant or any of its Affiliates or (b) a failure of the Owner Participant to perform routine, administrative or ministerial actions the performance of which would not subject the Owner Participant to any adverse consequence (in the reasonable opinion of the Owner Participant acting in good faith); provided that the Facility Lessee, the Owner Lessor and the Owner Participant agree to cooperate and to take reasonable measures to alleviate the source or consequence of any regulation constituting an Event of Loss under this paragraph (iv), at the cost and expense of the party requesting such cooperation and so long as there shall be no adverse consequences to the Owner Lessor or Owner Participant (or any of their respective Affiliates) as a result of such cooperation or the taking of such reasonable measures ("Regulatory Event of Loss").

           (v)  destruction, damage, loss or theft to the Facility other than as covered in clause (i) above and failure to deliver the Reinvestment Notice within 45 days of receipt of the settlement of or payment of $50,000,000 or more in respect of such destruction, damage, loss or theft.

        "Event of Loss Payment" shall have the meaning specified in Section 10.2(a) of the Facility Lease.

        "EWG Status" shall mean an entity which is an "exempt wholesale generator" as defined in Section 32(a)(1) of PUHCA.

        "Excepted Payments" shall mean and include (a)(i) any indemnity (whether or not constituting Supplemental Lease Rent and whether or not a Lease Event of Default exists) payable to either the Owner Manager or the Owner Participant or to their respective Indemnitees and successors and permitted assigns (other than the Lease Indenture Trustee) pursuant to Section 10 of the Participation Agreement or Section 7.1 of the Lessor LLC Agreement and any payments under the Tax Indemnity Agreement (provided, that Excepted Payments shall not include any Basic Lease Rent) or (ii) any amount payable to the Owner Lessor or the Owner Participant to reimburse any such Person for its costs and expenses in exercising its rights or complying with its obligations under the Operative Documents, (b)(i) insurance proceeds, if any, payable to the Owner Lessor or the Owner Participant under insurance separately maintained by the Owner Lessor or the Owner Participant with respect to the Facility as permitted by Section 11.2 of the Facility Lease or (ii) proceeds of personal injury, property damage liability or other liability insurance maintained under any Operative Document for the benefit of the Owner Lessor or the Owner Participant, (c) any amount payable to the Owner Participant as the purchase price of the Owner Participant's right and interest in the Lessor Membership Interest, (d) any amounts payable to the Owner Participant upon exercise by the Facility Lessee (or its designee) of the rights pursuant to Section XV of the Participation Agreement, (e) all other fees expressly payable to the Owner Participant, the Owner Lessor, the Owner Manager or the Trust Company under the Operative Documents, (f) any payments in respect of interest, or any payments made on an After-Tax Basis, to the extent attributable to payments referred to in clause (a) through (e) above and (g) any right to take any action for the enforcement of any of the above provisions.

        "Excess Amount" shall have the meaning specified in Section 17.3 of the Participation Agreement.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Exchange Offer Registration Statement" shall have the meaning specified in Section 2(a) of the Registration Rights Agreement.

        "Exempt Wholesale Generator" or "EWG" shall mean an entity which is an "exempt wholesale generator" as defined in Section 32(a)(1) of PUHCA.

        "Existing Debt" shall mean those obligations of Edison Mission Holdings Co. pursuant to the Indenture.

        "Existing Trustee" shall mean United States Trust Company of New York.

        "Extended Marketing Period" shall have the meaning set forth in Section 10.2(b) of the Facility Lease.

        "Facility" shall have the meaning set forth in Exhibit B to the Facility Lease.

        "Facility Deed" shall mean the warranty deed, dated as of December 7, 2001, between Homer City and the Owner Lessor pursuant to which Homer City transferred the Undivided Interest to the Owner Lessor.

        "Facility Lease" shall mean the Facility Lease Agreement, dated as of December 7, 2001, between the Owner Lessor and the Facility Lessee.

        "Facility Lease Term" shall have the meaning specified in Section 3.1 of the Facility Lease.

        "Facility Lessee" shall mean Homer City, as lessee of the Undivided Interest under the Facility Lease.

        "Facility Lessor" shall mean the Owner Lessor, as lessor of the Undivided Interest under the Facility Lease.

        "Facility Site" shall have the meaning specified in the recitals of the Facility Site Lease.

        "Facility Site Easements" shall mean the easements to be reserved by the Facility Lessee as set forth on Exhibit E to the Facility Site Lease.

        "Facility Site Lease" shall mean the Facility Site Lease and Easement Agreement, dated as of December 7, 2001, between Homer City as Ground Lessor and the Owner Lessor as Ground Lessee.

        "Facility Site Sublease" shall mean the Facility Site Sublease Agreement, dated as of December 7, 2001, between the Owner Lessor as Ground Sublessor and Homer City as Ground Sublessee.

        "Facility Sublessee" shall mean any Person which shall have become a sublessee of the Facility from the Facility Lessee in accordance with the Facility Lease.

        "Fair Market Rental Value" or "Fair Market Sales Value" shall mean with respect to any property or service as of any date, the cash rent or cash price obtainable in an arm's length lease, sale or supply, respectively, between an informed and willing lessee or purchaser under no compulsion to lease or purchase and an informed and willing lessor or seller or supplier under no compulsion to lease or sell or supply the property or service in question, and shall, in the case of the Undivided Interest or the Owner Lessor's Interest, be determined (except pursuant to Section 17 of the Facility Lease or as otherwise providedbelow or in the Operative Documents) on the basis that (a) the conditions contained in Sections 7 and 8 of the Facility Lease shall have been complied with in all respects, (b) the lessee or buyer shall have rights in, or an assignment of, the Operative Documents to which the Owner Lessor is a party and the obligations relating thereto, (c) the Undivided Interest or the Owner Lessor's Interest, as the case may be, is free and clear of all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee Liens), (d) taking into account the remaining term of the Facility Site Lease, and (e) in the case of the Fair Market Rental Value, taking into account the terms of the Facility Lease and the other Operative Documents. If the Fair Market Sales Value of the Owner Lessor's Interest is to be determined during the continuance of a Lease Event of Default or in connection with the exercise of remedies by the Owner Lessor pursuant to Section 17 of the Facility Lease, such value shall be determined by an appraiser appointed solely by the Owner Lessor on an "as-is," "where-is" and "with all faults" basis and shall take into account all Liens (other than Owner Lessor's Liens, Owner Participant's Liens and Indenture Trustee Liens); provided, however, in any such case where the Owner Lessor shall be unable to obtain constructive possession sufficient to realize the economic benefit of the Owner Lessor's Interest, Fair Market Sales Value of the Owner Lessor's Interest shall be deemed equal to $0. If in any case other than in the preceding sentence the parties are unable to agree upon a Fair Market Sales Value of the Owner Lessor's Interest within 30 days after a request therefor has been made, the Fair Market Sales Value of the Owner Lessor's Interest shall be determined by appraisal pursuant to the Appraisal Procedure. Any fair market value determination of a Severable Improvement shall take into consideration any liens or encumbrances to which the Severable Improvement being appraised is subject and which are being assumed by the transferee. In case of any appraisal obtained in connection with the First Renewal Term or the Second Renewal Term, the appraisal shall be conducted using the same methodology as used in the Closing Appraisal.

        "FAS 13" shall mean Statement of Financial Accounting Standards (SFAS) No. 13, as amended and interpreted from time to time.

        "Federal Power Act" shall mean the Federal Power Act, 16 U.S.C. §§ 791a-825r (1994), as amended.

        "FERC" shall mean the Federal Energy Regulatory Commission of the United States or any successor or predecessor agency thereto.

        "FERC EWG Orders" shall mean (a) the order issued by the FERC on March 12, 1999, in Docket No. EG 99-75-000, unconditionally determining that Homer City is an "exempt wholesale generator" under the Holding Company Act, and (b) the orders issued by the FERC on October 11, 2001, in Docket Nos. EG01-288-000, EG01-289-000, EG01-290-000, EG01-291-000, EG01-293-000 and EG01-294-000 and on October 17, 2001 in Docket Nos. EG01-292-000 and EG01-295-000,

unconditionally determining that the Owner Lessor and the Other Owner Lessors are "exempt wholesale generators" under the Holding Company Act.

        "FERC Orders" shall mean, collectively, the FERC EWG Orders, the FERC Section 201 Order, the FERC Section 203 Order and the FERC Section 205 Orders.

        "FERC Section 201 Order" shall mean the order issued by the FERC on October 26, 2001, in Docket No. EL01-110-000 disclaiming jurisdiction under Section 201 of the Federal Power Act over the Owner Lessor and the Other Owner Lessors and the Owner Participant and the Other Owner Participants.

        "FERC Section 203 Order" shall mean the order issued by the FERC on October 26, 2001, in Docket No. EC01-145-000, granting approval under Section 203 of the Federal Power Act for the transfer of the facilities for financing purposes to the Owner Lessor and the Other Owner Lessors and the lease of the facilities by the Owner Lessor and the Other Owner Lessors to Homer City.

        "FERC Section 205 Orders" shall mean (a) the order issued by the FERC on January 13, 1999, in Docket No. ER-99-666-000, granting approval under Section 205 of the Federal Power Act for Homer City to sell power at market based rates and granting blanket preapproval under Section 204 of the Federal Power Act for all future issuances of securities and assumptions of liabilities by Homer City, (b) the letter order issued by the FERC on May 7, 1999, in Docket No. ER99-2433-000, accepting for filing under Section 205 of the Federal Power Act Homer City's rate schedules to sell ancillary services in specific markets, and (c) the order issued by the FERC on January 13, 1999, in Docket No. ER-98-4600-000, accepting for filing the Interconnection Agreement.

        "Fiscal Quarter" shall mean any quarter of a Fiscal Year.

        "Fiscal Year" shall mean any period of twelve consecutive calendar months ending on December 31.

        "First Renewal Option" shall have the meaning specified in Section 15.2 of the Facility Lease.

        "First Renewal Term" shall have the meaning specified in Section 15.1 of the Facility Lease.

        "FMV Renewal Lease Term" shall have the meaning specified in Section 15.2 of the Facility Lease.

        "Fuel and Market Consultant" shall mean PA Consulting.

        "Fuel Supply Agreement" shall mean that certain fuel supply agreement dated as of March 18, 1999 between EMEFS and the Facility Lessee.

        "Fundco" shall mean Homer City Funding LLC, a Delaware limited liability company.

        "Fundco Bondholder" or "Fundco Bondholders" shall mean any Person who from time to time holds the Fundco Bonds.

        "Fundco Bonds" shall mean the bonds issued by Homer City Funding LLC pursuant to the Fundco Indenture.

        "Fundco Indenture" shall mean that First Amended and Restated Indenture dated            , 2001 between Fundco and the Bondholder Trustee for $300,000,000 8.137% senior secured bonds due 2019 and $530,000,000 8.374% senior secured bonds due 2026.

        "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

        "Governmental Approval" shall mean any authorization, consent, approval, license, permit, order, certificate, waiver, variance, filing or registration of or with or issued by any Governmental Authority, and shall include those citing, environmental and operating permits and licenses (including the Applicable Permits) that are required for the use and operation of the Facility and the Facility Site.

        "Governmental Authority" shall mean any nation or government or any political subdivision thereof, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Ground Interest" shall have the meaning specified in the recitals to the Facility Site Lease.

        "Ground Lessee" shall mean the Owner Lessor as lessee of the Ground Interest under the Facility Site Lease.

        "Ground Lessor" shall mean Homer City as lessor of the Ground Interest under the Facility Site Lease.

        "Ground Sublessee" shall mean Homer City as sublessee of the Ground Interest under the Facility Site Sublease.

        "Ground Sublessor" shall mean the Owner Lessor as sublessor of the Ground Interest under the Facility Site Sublease.

        "Hazardous Material" shall mean:

          (a)   any "hazardous substance," as defined by any Environmental Law;

          (b)   any "hazardous waste," as defined by any Environmental Law;

          (c)   any petroleum product (including crude oil or any fraction thereof); or

          (d)   any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, force or substance (including polychlorinated biphenyls, urea formaldehyde insulation, asbestos or radioactivity) that is regulated, prohibited or restricted pursuant to any Environmental Laws or that could give rise to an Environmental Claim.

        "Holding Company Act" or "PUHCA" shall mean the Public Utility Holding Company Act of 1935, as amended.

        "Homer City" shall mean EME Homer City Generation L.P., a Pennsylvania limited partnership.

        "Homer City Parties" shall mean Edison Mission Holdings Co., Edison Mission Finance Co., Chestnut Ridge, ME Westside, and Homer City Property Holdings, Inc.

        "Homer City Partnership Agreement" shall mean that certain Amended and Restated Agreement of Limited Partnership of EME Homer City Generation L.P. dated as of December 7, 2001.

        "Homer City Property Holdings, Inc." shall mean Homer City Property Holdings, Inc., a California corporation.

        "Homer City Subordination Agreement" shall mean that agreement between Homer City, Edison Mission Finance Co., Homer City Property Holdings, Inc., ME Westside and Chestnut Ridge dated as of March 18, 1999, as amended by the Amended Homer City Subordination Agreement.

        "Improvement" shall mean a modification, alteration, addition or improvement to the Facility.

        "Indebtedness" of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables and accrued liabilities arising in the ordinary course of business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Lease Obligations of such Person (including payments of Termination Value and any other amounts owed pursuant to the Operative Documents), (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities securing Indebtedness, (g) all unconditional obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other equity interests of such Person or any warrants, rights or options to acquire such capital stock or other equity interests, (h) all obligations under "swaps", "caps", "floors", "collars", or other interest rate hedging contracts or similar arrangements, (i) all Indebtedness of any other Person of the type referred to in clauses (a) through (i) guaranteed by such Person or for which such Person shall otherwise (including pursuant to any keepwell, makewell or similar arrangement) become directly or indirectly liable, and (j) all Indebtedness of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise by) any Lien or security interest on property (including accounts and contract rights) owned by the Person whose Indebtedness is being measured, even though such Person has not assumed or become liable for the payment of such Indebtedness, the amount of such obligation being deemed to be the lesser of the net book value of such property or the amount of the obligation so secured.

        "Indemnitee" shall have the meaning specified in Section 10.1(a) of the Participation Agreement.

        "Indenture" means that certain Indenture dated as of May 27, 1999 between Edison Mission Holdings Co. and the Bondholder Trustee for $300,000,000 8.137% senior secured bonds due 2019 and $530,000,000 8.374% senior secured bonds due 2026.

        "Indenture Estate" shall have the meaning specified in the Granting Clause of the Lease Indenture.

        "Independent Appraiser" shall mean a disinterested, licensed professional appraiser of industrial property who (a) meets the personal property qualifications criteria established by the Appraisal Foundation; (b) is a member of the Appraisal Institute or holds the senior accreditation of the American Society of Appraisers; (c) is in the regular employ, or is a principal of, a nationally recognized appraisal firm; and (d) has substantial experience in the business of appraising facilities similar to the Facility.

        "Independent Director" shall mean, as to the Facility Lessee, a member of the board of directors of ME Westside, the sole general partner of the Facility Lessee, duly elected or appointed, who shall not be, and for the five-year period prior to such individual's appointment as director shall not have been, and during the continuation of his or her service as Independent Director is not: (a) an employee, stockholder, partner or officer of EME, the Facility Lessee or any of their respective Affiliates or a director of any of EME, any Affiliate of EME (other than the Facility Lessee) or any Affiliate of the Facility Lessee; (b) an employee, director, stockholder, partner or officer of a customer or supplier that derives more than ten percent of its revenue from EME, the Facility Lessee or any of their respective Affiliates; (c) a person or entity controlling or under common control with any such stockholder, customer or supplier, of (d) any member of the immediate family of a person described in (a), (b) or (c).

        "Initial Lessor Notes" shall have the meaning specified in Section 2.2 of the Lease Indenture.

        "Insurance Consultant" shall mean Marsh USA Inc., a Delaware corporation.

        "Insurance Consultant's Report" shall mean the report prepared by the Insurance Consultant dated the Closing Date.

        "Interconnection Agreement" shall mean that agreement between New York State Electric and Gas Corporation, Pennsylvania Electric Company and Mission Energy Westside, Inc., dated as of August 1, 1998.

        "Intercompany Loan Agreement" shall mean that certain Subordinated Revolving Loan Agreement dated as of March 18, 1999 between EME Homer City L.P., as borrower, and Edison Mission Finance Co., as lender.

        "Investment Company Act" shall mean the Investment Company Act of 1940, as amended.

        "Investment Grade" shall mean, with respect to any Person, that (a) such Person has outstanding unsecured indebtedness rated at least BBB- by S&P or Baa3 by Moody's, or if it has no such rated unsecured indebtedness, has an equivalent counterparty rating from S&P or Moody's or (b) if such Person has neither unsecured indebtedness rated by S&P or Moody's or a counterpart rating by S&P or

Moody's, such Person is rated to be Investment Grade pursuant to the internal credit scoring procedures adopted from time to time by EME's applicable risk management committee (provided, that such procedures shall be consistent with the internal credit scoring procedures established from time to time by EME's applicable risk management committee and applicable to other North American generating assets owned or controlled by EME or any subsidiary thereof); provided, that in applying the foregoing standards, in the case of obligations of any Person that are supported by guarantees, letters of credit or other credit support meeting the requirements established from time to time by EME's applicable risk management committee (provided, that such standards are consistent with the credit support requirements established from time to time by EME's applicable risk management committee and applicable to other North American generating assets owned or controlled by EME or any subsidiary thereof), the foregoing standards shall be applied to the issuer of such guarantee, letter of credit or other credit support.

        "Lease Debt" shall mean the debt evidenced by the Lessor Notes.

        "Lease Default" shall mean any event or occurrence, which, with the passage of time or the giving of notice or both, would become a Lease Event of Default.

        "Lease Event of Default" shall have the meaning specified in Section 16 of the Facility Lease.

        "Lease Indenture" shall mean the Indenture of Trust and Security Agreement dated as of December 7, 2001, among the Owner Lessor, the Lease Indenture Trustee and the Security Agent.

        "Lease Indenture Company" shall mean the Lease Indenture Trustee in its individual capacity under the Operative Documents.

        "Lease Indenture Event of Default" shall have the meaning specified in Section 7 of the Lease Indenture.

        "Lease Indenture Trustee" shall mean the The Bank of New York.

        "Lease Subordination Agreement" shall mean that agreement between the Owner Lessor, the Owner Participant and the Lease Indenture Trustee, dated as of December 7, 2001.

        "Lease Transaction Party" shall mean, individually or collectively, as the context shall require, all or any of the parties to the Operative Documents.

        "Lender" shall have the meaning set forth in the preamble to the Participation Agreement.

        "Lessee Section 467 Interest" shall have the meaning specified in Section 3.2(c) of the Facility Lease.

        "Lessee Section 467 Loan Balance" shall have the meaning specified in Section 3.2(c) of the Facility Lease.

        "Lessor Estate" shall mean all the estate, right, title and interest of the Owner Lessor in, to and under the Undivided Interest, the Ground Interest, the Operative Documents, and the Ownership and Operation Agreement, including all funds advanced to the Owner Lessor by the Owner Participant, all installments and other payments of Basic Lease Rent, Renewal Rent, Supplemental Lease Rent, Stipulated Loss Value, Termination Value, condemnation awards, purchase price, sale proceeds, insurance proceeds and all other proceeds, rights and interests of any kind for or with respect to the Lessor Estate, right, title and interest of the Owner Lessor in, to and under the Undivided Interest, the Ground Interest, the Operative Documents, and any of the foregoing.

        "Lessor Lien" shall have the meaning set forth in Section 7.2 of the Participation Agreement.

        "Lessor LLC Agreement" shall mean the Limited Liability Company Agreement, effective as of December 4, 2001, between the Owner Lessor, the Owner Participant and the Owner Manager, pursuant to which the Owner Lessor will be governed.

        "Lessor Loans" shall mean the loans evidenced by the Lessor Notes.

        "Lessor Membership Interest" shall mean the membership interest of the Owner Participant in the Owner Lessor.

        "Lessor Notes" shall mean any Initial Lessor Notes, Additional Lessor Notes or New Lessor Notes issued pursuant to the Lease Indenture.

        "Lessor Section 467 Interest" shall have the meaning specified in Section 3.2(c) of the Facility Lease.

        "Lessor Section 467 Loan Balance" shall have the meaning specified in Section 3.2(c) of the Facility Lease.

        "Lien" shall mean any security interest, security deed, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), lease, title retention arrangement, charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

        "Major Maintenance" shall mean (a) Environmental Costs and (b) scheduled major overhauls and major repairs of the Facility required to be performed in accordance with Prudent Industry Practice and which are capitalized in accordance with GAAP.

        "Major Maintenance Projections" shall mean, with respect to any Fiscal Year of the Facility Lessee, projections provided by the Facility Lessee (and approved by the Owner Participant and the Lender in accordance with Section 5.14 of the Participation Agreement) with respect to Major Maintenance anticipated to be incurred over the next full cycle of Major Maintenance for the Facility setting forth, in reasonable detail, the amounts, timing and type of all reasonably anticipated Major Maintenance reasonably anticipated by the Facility Lessee costs to be incurred during such period, and including customary information as reasonably agreed among the Facility Lessee, the Owner Participant and the Lender.

        "Material Adverse Effect" shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, results of operations or financial condition of Homer City, (b) the ability of Homer City to perform or comply with its obligations under any of the Operative Documents or (c) the validity or enforceability of any of the Operative Documents, the Liens granted thereunder or the material rights and remedies of the parties thereto, and (d) with respect to the Owner Participant's interest in the Facility, the residual value or remaining useful life of the Facility.

        "Material Lease Default" shall mean any event which, with notice or lapse of time or both notice and lapse of time, would become a Lease Event of Default described in clause (a), (b), (g) or (h) of the definition thereof set forth in Section 16 of the Facility Lease.

        "Material Project Agreements" shall mean the Energy Sales Agreement, the NOx Agreement, and the Fuel Supply Agreement.

        "Member Interest" shall mean the membership interest of the OP Member in the Owner Participant.

        "Memorandum of the Facility Lease" shall mean the Memorandum of the Facility Lease Agreement, dated as of December 7, 2001, executed by the Owner Lessor and the Facility Lessee for filing in the Office of the Recorder of Deeds of Indiana County, Pennsylvania.

        "Memorandum of the Facility Site Lease" shall mean the Memorandum of the Facility Site Lease and Easement Agreement, dated as of December 7, 2001, executed by the Ground Lessor and the Ground Lessee for filing in the Office of the Recorder of Deeds of Indiana County, Pennsylvania.

        "Memorandum of the Facility Site Sublease" shall mean the Memorandum of the Facility Site Sublease Agreement, dated as of December 7, 2001, executed by the Ground Sublessor and the Ground Sublessee for filing in the Office of the Recorder of Deeds of Indiana County, Pennsylvania.

        "ME Westside" shall mean Mission Energy Westside, Inc., a California corporation.

        "Minimum Credit Rating" shall mean a credit rating of at least BBB- from S&P and at least Baa3 from Moody's.

        "Modified Senior Rent Service Coverage Ratio" shall mean for any period, without duplication, a ratio the numerator of which is Net Cash Flow for such period plus the applicable Special Reserve Balance (as defined in the Amended and Restated Security Deposit Agreement), and the denominator of which is the sum of Senior Rent under the relevant Facility Lease and all Other Facility Leases payable during such period; provided, however, that any calculations of the Modified Senior Rent Service Coverage Ratio with respect to the most recently ended Fiscal Quarter shall, with respect to the most recent month, be based on estimated results only.

        "Moody's" shall mean Moody's Investors Service, Inc., a division of Moody's Corporation, and its successors and assigns.

        "Mortgage" shall have the meaning set forth in the recitals to the Lease Indenture.

        "Multiemployer Plan" shall mean a "multiemployer plan" as such term is defined in Section 4001(a)(3) of ERISA.

        "National Flood Insurance Act" shall mean the National Flood Insurance Act of 1968, as amended.

        "National Priorities List" shall have the meaning specified in 40 C.F.R. Section 300.5.

        "Net Cash Flow" shall mean, for any period, (a) all Revenues for such period, minus (b) the sum of (i) all amounts paid by or on behalf of Homer City during such period in respect of fuel, administration, operation, maintenance, repairs and overhead, but excluding all capital expenditures which are funded with equity contributions or Subordinated Debt, plus (ii) all taxes paid by Homer City during such period, plus (iii) all fees paid by Homer City relating to the financing activities during such period.

        "New Lessor Notes" shall have the meaning specified in the preamble of the Lease Indenture.

        "New York State Electric and Gas Corporation" shall mean New York State Electric and Gas Corporation, a New York corporation.

        "Non-Severable Improvements" shall mean any Improvement to the Facility that is not a Severable Improvement.

        "Noteholders" shall mean each of the holders of the Lessor Notes, and each of such holder's successors and permitted assigns.

        "NOx Agreement" shall mean that certain NOx Allowance Sales Agreement dated as of March 18, 1999 between Edison Mission Financial Marketing and Trading Co., as buyer, ("EMFMT") and the Facility Lessee, as seller.

        "Obsolescence Termination Date" shall have the meaning specified in Section 14.1 of the Facility Lease.

        "Offer" shall have the meaning specified in Section 17.1(e) of the Facility Lease.

        "Offer Price" shall have the meaning specified in Section 17.1(e) of the Facility Lease.

        "Offering Circular" shall mean that certain $830,000,000 Edison Mission Holdings Co. offering circular for the issuance of 8.13% Senior Secured Bonds due 2019 and 8.734% Senior Secured Bonds due 2026 dated as May 21, 1999.

        "Officer's Certificate" shall mean with respect to any Person, a certificate signed by any Authorized Officer of such Person.

        "OL Subordination Agreement" means that agreement between the Owner Lessor, Owner Participant and Lease Indenture Trustee dated as of December 7, 2001.

        "OM Company" shall mean Wells Fargo in its individual capacity.

        "O&M Account" shall mean an account of the Facility Lessee with a banking institution in the United States that the Facility Lessee may designate from time to time by written notice to the Depositary, established for holding funds for the payment of O&M Costs.

        "O&M Costs" shall mean all actual cash maintenance and operation costs (excluding costs of fuel, emissions allowances and/or credits, Capital Expenditures and Major Maintenance) incurred and paid, or if appropriate, to be incurred and paid, for the Facility in any particular calendar or fiscal year or period to which said term is applicable, including payments with respect to Permitted Trading Activities, additives or chemicals and transportation costs, taxes, insurance, consumables, payments under the Facility Site Sublease and other real property agreements pursuant to which the Facility Lessee has rights in the Facility Site, payments pursuant to the agreements for the management, operation or maintenance of the Facility reasonable legal fees and expenses paid by the Facility Lessee in connection with the management, maintenance or operation of the Facility, fees paid in connection with obtaining, transferring, maintaining or amending any Applicable Permits and reasonable general and administrative expenses, but exclusive in all cases of noncash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature. For the avoidance of doubt, no amount which may become due and owing by the Facility Lessee to EMMT under the Energy Sales Agreement shall be deemed to be an O&M Cost unless such amount is directly related to an amount owed by EMMT to an unrelated third party.

        "Operational" with respect to Homer City Generating Station Units 1, 2 and 3 selective catalytic reduction (SCR) systems shall mean the demonstrated operating history of the NOx concentration in the chimney not in excess of 0.43 lbs/mmBTU as a 30 day rolling average during the ozone season of 2002 and 0.15 lbs/mmBTU a 30 day rolling average during the ozone season of 2003, respectively.

        "Operative Documents" shall mean the Participation Agreement, the Facility Deed, the Facility Lease, the Facility Site Lease, the Memorandum of the Facility Lease, the Memorandum of the Facility Site Lease, the Facility Site Sublease, the Memorandum of the Facility Site Sublease, the Lease Indenture, the Lessor Notes, the Lessor LLC Agreement, the Tax Indemnity Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Ownership and Operation Agreement, the OL Subordination Agreement, the Lease Subordination Agreement, the Homer City Subordination Agreement, the Pledge and Collateral Agreement, the Amended and Restated Guarantee and Collateral Agreement, the Amended Security Deposit Agreement, the Designated Representative Agreement, any Qualifying Credit Support, any Debt Service Reserve Letter of Credit (and any related application or reimbursement agreement), the Fundco Indenture, the Mortgage, the Assignment and Subassignment Agreements, and, when executed and delivered, any OP Guaranty or any agreement with respect to Support Arrangements.

        "OP Guarantor" means any Person that guarantees obligations of the Owner Participant or the Transferee pursuant to Section 8.1(a)(iii) of the Participation Agreement.

        "OP Guaranty" shall mean a Guaranty that may be executed by the OP Guarantor substantially in the form attached as Exhibit K to the Participation Agreement whereby the OP Guarantor guarantees certain payment obligations of the Owner Participant under the Operative Documents.

        "Optional Improvement" shall have the meaning specified in Section 8.2 of the Facility Lease.

        "Organic Document" shall mean, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; with respect to any Person that is a limited partnership, its certificate of limited partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company agreement, in each case, as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect from time to time; and with respect to any Person that is a business trust, its certificate of business trust and its trust agreement, in each case, as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect from time to time.

        "Other Facility Leases" shall mean the other Facility Lease Agreements, dated as of December 7, 2001, by and between Homer City and the Other Owner Lessors relating to the Other Homer City Lease Transactions, pursuant to which Homer City will lease the Other Undivided Interests from the Other Owner Lessors.

        "Other Facility Lessees" shall mean the Facility Lessees under the Other Facility Leases.

        "Other Facility Site Leases" shall mean the other Facility Site Leases, dated as of December 7, 2001, by and between Homer City and the Other Owner Lessors, pursuant to which Homer City will lease the Other Ground Interests to the Other Owner Lessors.

        "Other Facility Site Subleases" shall mean the other Facility Site Subleases, dated as of December 7, 2001, by and between the Other Owner Lessors and Homer City, pursuant to which the Other Owner Lessors will sublease the Other Ground Interests to Homer City.

        "Other Participation Agreements" shall mean those participation agreements dated the date hereof among the Facility Lessee and each of the Other Owner Lessors and the other parties thereto in respect of the Other Undivided Interests.

        "Other Ground Interests" shall mean the undivided leasehold interests in the Facility Site not conveyed to the Owner Lessor under the Facility Site Lease.

        "Other Homer City Lease Transactions" shall mean the transactions involving the transfer of the Other Undivided Interests and the lease of the Other Ground Interests to the Other Owner Lessors, and the simultaneous lease of the Other Undivided Interests to Homer City and the simultaneous sublease of the Other Ground Interests to Homer City on substantially the same terms and conditions as under, and dated the same date as, the Overall Transaction.

        "Other Homer City Operative Documents" shall mean the "Operative Documents" with respect to each of the Other Homer City Lease Transactions.

        "Other Leveraged Lease Liabilities" shall mean the basic rent, supplemental rent, termination value or any other amount, liability or obligation that Homer City is obligated to pay under the Other Facility Leases or the operative documents for the Other Homer City Lease Transactions.

        "Other Owner Lessors" shall mean each Person holding the Other Undivided Interests pursuant to the Other Facility Leases.

        "Other Owner Participants" shall mean each Person acting as an owner participant pursuant to the Other Participation Agreements.

        "Other Undivided Interests" shall mean the undivided ownership interests in the Facility not conveyed to the Owner Lessor under the Facility Deed.

        "Overall Transaction" shall mean the transactions contemplated by the Operative Documents.

        "Overdue Rate" shall mean, with (a) respect to (i) amounts due as Senior Rent, (ii) amounts owed by the Owner Lessors on the Lessor Notes, or (iii) amounts owed on the Fundco Bonds, the Applicable Rate plus 1% per annum; and (b) with respect to all other amounts owed by the Facility Lessee under the Operative Documents, the Applicable Rate plus 2% per annum.

        "Owner Lessor" shall mean Homer City OL1 LLC, a Delaware limited liability company.

        "Owner Lessor Lien" shall have the meaning specified in Section 7.2 of the Participation Agreement.

        "Owner Lessor's Interest" shall mean the Owner Lessor's right, title and interest in and to (a) the Undivided Interest and (b) the Ground Interest under the Facility Site Lease.

        "Owner Lessor's Percentage" shall mean that percentage interest set forth on Schedule E to the Participation Agreement opposite the name of the Owner Lessor.

        "Owner Lessor's Rent Account" shall have the meaning specified in Section 3.5 of the Facility Lease.

        "Owner Manager" shall have the meaning specified in the preamble to the Participation Agreement.

        "Owner Participant" shall mean General Electric Capital Corporation, a Delaware corporation.

        "Owner Participant Lien" shall mean any Lien on the Lessor Estate or any part thereof arising as a result of (a) Claims against or any act or omission of the Owner Participant that is not related to, or that is in violation of, any Operative Document or the transactions contemplated thereby or that is in breach of any covenant or agreement of the Owner Participant set forth therein, (b) Taxes against the Owner Participant or any Affiliate thereof that are not indemnified against by Homer City pursuant to the Operative Documents or (c) Claims against or affecting the Owner Participant or any Affiliate thereof arising out of the voluntary or involuntary transfer by the Owner Participant (except as contemplated or permitted by the Operative Documents) of any portion of the interest of the Owner Participant in the Lessor Membership Interest.

        "Owner Participant's Commitment" shall have the meaning set forth in Section 2.1(a) of the Participation Agreement.

        "Owner Participant's Counsel" shall mean Dewey Ballantine LLP.

        "Owner Participant's Net Economic Return" with respect to the Owner Participant's Commitment shall mean the Owner Participant's anticipated (a) net after-tax yield, calculated according to the multiple investment sinking fund method of analysis (as described in SFAS 13) and (b) aggregate after-tax cash flow.

        "Ownership and Operation Agreement" shall mean the Ownership and Operation Agreement, dated as of December 7, 2001, among Homer City, the Owner Lessor and each other Owner Lessor.

        "Ownership Interest" shall mean each of the partnership interests in the Facility Lessee.

        "Ownership Interestholders" shall have the meaning set forth in Section 5.18(a)(i) of the Participation Agreement.

        "PA Consulting" shall mean PA Consulting, Inc., a Virginia corporation.

        "Participation Agreement" shall mean that certain Participation Agreement (PA1) dated as of December 7, 2001 among Homer City, the Owner Lessor, the Owner Participant, the Owner Manager, the Lease Indenture Trustee, the Security Agent, Fundco and the Bondholder Trustee.

        "PBGC" shall mean Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        "Pennsylvania Electric Company" shall mean Pennsylvania Electric Company, a Pennsylvania corporation.

        "Pension Plan" shall mean a "pension plan," as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), and to which any member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA or having an obligation to contribute under Section 4212 of ERISA.

        "Permit" shall mean any action, approval, certificate, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from, and any filing with a Governmental Authority.

        "Permitted Asset Sales" shall mean:

          (a)   Sales of inventory (including, but not limited to, fuel), products, emission allowances and/or credits or obsolete items and other similar dispositions and sales of energy, capacity and ancillary services, in the ordinary course of business consistent with Prudent Industry Practice; provided, however, that with respect to sales or dispositions of emission allowances and/or credits, actions taken in compliance with the following guidelines shall be deemed to be "in the ordinary course" and in accordance with Prudent Industry Practice:

  •
  Emission allowances and/or credits that have been allocated to the Facility which may be applied by the Facility at any time during the 365 day period following the date of the proposed sale (the "Allowance Year") may be sold, traded, pledged or otherwise disposed of at any time unless a Lease Event of Default has occurred and is continuing;

  •
  Emission allowances and/or credits beyond the Allowance Year may only be sold, traded, pledged or otherwise disposed of if (i) no Lease Event of Default has occurred and is continuing; and (ii) the amount of allowances and/or credits allocated or reasonably expected to be allocated to the Facility for such years is in excess of the amount of allowances and/or credits reasonably estimated by the Facility Lessee to be required by the Facility to operate in such years at the Facility Lessee's projected level of operations, such that the amount of allowances and/or credits sold, traded, pledged or otherwise disposed of is reasonably expected by the Facility Lessee to be surplus to the needs of the Facility for such year or years;

  •
  Emission allowances and/or credits useable in any year if, simultaneous with any sale or other disposition, Homer City purchases allowances and/or credits issued with respect to another year but which allowance and/or credit is useable in the same year as the year of the allowance and/or credit that was sold, such that after giving effect to such sale and purchase, the Facility has available for use the same amount of allowances and/or credits for the relevant year as it did prior to such sale and purchase; and

  •
  Transactions with counterparties rated at least Investment Grade whereby Homer City transfers title to an allowance and/or credit to such counterparty in return for such counterparty's agreement to transfer back to Homer City an identical allowance and/or credit at an agreed future date that is prior to the date by which the Facility will need such allowance and/or credit for its operations;

          (b)   Restricted Payments (in each case made in cash or Cash Equivalent Investments) permitted under Section 6.10 of the Participation Agreement;

          (c)   any transaction permitted under Section 6.1 of the Participation Agreement; and

          (d)   any assignment of Homer City's leasehold interest in the Facility permitted under Section 22.4 of the Facility Lease or any sublease permitted under Section 19.1 of the Facility Lease.

        "Permitted Encumbrances" shall mean (a) the interests of Homer City, the Owner Participant, the Owner Lessor, the Owner Manager and the Lease Indenture Trustee under any of the Operative Documents; (b) all Owner Lessor Liens, Owner Participant Liens and the Security Interest; (c) Liens for Taxes, water, sewage, license, permit or inspection fees either not yet due and payable or being contested in good faith by appropriate proceedings (and in respect of which adequate cash reserves have been set aside) so long as such proceedings could not reasonably be expected to result in a Material Adverse Effect; (d) the reversionary interests of Homer City in the Facility Site;(e) the interests of the Owner Lessor and the Other Owner Lessors in the Ownership and Operation Agreement; (f) Liens created or expressly permitted by any of the Operative Documents for the sole purpose of paying all amounts due and owing under the Operative Documents; (g) construction materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising in the ordinary course of business for amounts either not overdue for a period of not more than 30 days or being contested in good faith by appropriate proceedings (and in respect of which adequate cash reserves have been set aside) so long as such proceedings do not involve a material risk of the sale, forfeiture or loss of the Facility; (h) Liens arising solely by order of a court or tribunal or other Governmental Authority (or by any agreement of similar effect) so long as such Lien is being contested in good faith and is appropriately bonded or reserved against and any appropriate legal proceedings that may have been initiated for review of such order have not been finally terminated or the period within which such proceeding may be initiated has not expired; (i) applicable zoning and building regulations and ordinances from time to time in effect which do not affect the use, operation or maintenance of the Facility except to an insignificant extent; (j) the interest of a sublessee in the Undivided Interest or the Facility under a permitted sublease; (k) Liens, easements, encumbrances, restrictions, defects or irregularity of title that in the aggregate are not substantial in amount and do not materially detract from the value of the Undivided Interest, the Facility or the Facility Site and do not materially impair the use, operation or maintenance of the Facility or the Facility Site; and (l) all matters shown as exceptions on Schedule B to each of the Title Policies as in effect on the Closing Date.

        "Permitted Indebtedness" shall have the meaning specified in Section 6.7 of the Participation Agreement.

        "Permitted Investments" shall mean (a) obligations issued or guaranteed as to principal and interest (including money market securities) by (i) the United States of America or (ii) any agency thereof for which its obligations are backed by the full faith and credit of the United States of America, and certificates evidencing ownership of the right to the payment of the principal of and interest on such obligations, provided that such obligations are held in the custody of an Acceptable Credit Provider in a special account separate from the general assets of such custodian, (b) certificates of deposit or other interest-bearing obligations of the Collateral Agent, an Acceptable Credit Provider or other bank with long-term unsecured debt rated either "AAA" by S&P or "Aaa" by Moody's, or "A" or higher by S&P and "A2" or higher by Moody's; (c) commercial paper, money market securities and other corporate debt securities rated, on the date of purchase, "A-1" by S&P or "P-1" by Moody's or higher for securities with original maturities of less than one year and "AAA" by S&P and "A2" or higher by Moody's, for securities with original maturities of one year or greater and maturing not more than one year from the date of acquisition thereof; and (d) obligations pursuant to the SocGen Instrument.

        "Permitted Trading Activities" shall mean Trading Activities that, in each case, conform with the trading guidelines established from time to time by EME's applicable risk management committee; provided, that such guidelines shall be consistent with the risk management guidelines established from time to time by EME's applicable risk management committee and applicable to other similarly situated North American generating assets owned or controlled by EME or any subsidiary thereof. Notwithstanding the foregoing, (a) no Trading Activity shall constitute a "Permitted Trading Activity" if it is a speculative Trading Activity, (b) all Permitted Trading Activities shall be conducted with Persons who are rated Investment Grade (provided that the restriction set forth in this clause (b) shall not apply to physical purchases of fuel (and related transportation and other ancillary fuel services) intended for consumption at the Facility); (c) no Permitted Trading Activity shall have a term exceeding one year unless (i) the pro forma financial results of such Permitted Trading Activity, when taken together with the pro forma financial results of all other Permitted Trading Activities to which the Facility Lessee is then a party, produce a pro forma minimum Basic Rent Service Coverage Ratio at all times during the term of such Permitted Trading Activity that is at least 1.2 to 1.0 (provided that the restriction set forth in this clause (c) shall not apply to physical purchases of fuel (and related transportation and other ancillary fuel services) intended for consumption at the Facility); (ii) any such forward sale of energy shall be permitted to be made only if the Facility Lessee has contracted to purchase fuel in an amount sufficient to generate the energy being sold; and (iii) any such forward sales of energy for a term exceeding ten years shall be consistent with Prudent Industry Practice and the Owner Participant shall have consented to the Facility Lessee's entry into such sale (such consent not to be unreasonably withheld); (d) at no time may the output of all three of Homer City's units be committed to any third party on a forward (i.e., more than day-ahead) basis; (e) forward sales may only be entered into with an unaffiliated third party if the senior unsecured indebtedness of the Facility

Lessee is rated at least Investment Grade by one or more Rating Agencies (or the Facility Lessee has an equivalent counterparty rating); and (f) Homer City will not enter into Trading Activities on a forward basis obligating it to pay liquidated damages in respect of a failure by any of the three Homer City generating units to deliver contracted energy during the period for which such units are committed unless the aggregate amount of such obligations is less than or equal to $200 million.

        "Person" shall mean any natural Person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

        "Phase I Environmental Survey" shall mean a study, conducted in accordance with standards promulgated by the American Society for Testing and Materials or an equivalent environmental site assessment conducted pursuant to current good customary and commercial practice, that (a) evaluates the potential for Environmental Conditions to exist at the property that is the subject of the study as a result of historical or current operations or activities at said property and (b) evaluates whether the subject property is in substantial compliance with applicable Environmental Laws.

        "Phase II Environmental Survey" shall mean a study that includes sampling and analysis of soil, groundwater and/or other environmental media, conducted pursuant to good customary and commercial practice, that evaluates potential Environmental Conditions determined in a Phase I Environmental Survey to exist at the property that is the subject of the study.

        "Plan" shall mean any "employee benefit plan" (as defined in Section 3(3) of ERISA) that is subject to ERISA, any "plan" (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, any trust created under any such plan or any "governmental plan" (as defined in Section 3(32) of ERISA or Section 414(d) of the Code) that is organized in a jurisdiction having prohibitions on transactions with government plans similar to those contained in Section 406 of ERISA or Section 4975 of the Code.

        "Pledge and Collateral Agreement" shall mean that pledge and collateral agreement between Edison Mission Holdings Co. and the Collateral Agent, dated as of December 7, 2001.

        "Pledged Accounts" shall mean the Revenue Account, the Senior Rent Payment Account, the Recovery Event Proceeds Account and the Equity Account.

        "Power Market Consultant" means PHB Hagler Bailly, Inc. or another nationally recognized power market consulting firm which, as Power Market Consultant, will perform a market study of certain markets relating to the Facilities and develop independent electricity price forecasts for the benefit of certain Lease Transaction Parties.

        "Power Sales Agreements" shall mean (1) that certain Power Sales Agreement, dated April 19, 2001, between EMMT and Homer City; (2) that certain Power Sales Agreement, dated April 19, 2001, between EMMT and Homer City; (3) that certain Power Sales Agreement, dated May 1, 2001, between EMMT and Homer City; and (4) that Power Sales Agreement, dated May 18, 2001, between EMMT and Homer City;

        "Pricing Assumptions" shall mean the "Pricing Assumptions" attached as Schedule 8.1(c) to the Participation Agreement.

        "Project Documents" shall mean (a) the Material Project Agreements, the Power Sales Agreements, guarantees by the Facility Lessee of Permitted Trading Activities, the real property documents under which the Facility Lessee has an interest in the Facility Site and the Easements, the Ownership and Operation Agreement, the Interconnection Agreement, the Homer City Partnership Agreement, and (b) any other material agreement, if and when entered into, between the Facility Lessee and any Affiliate of the Facility Lessee or between the Facility Lessee and any third party relating to the ownership, use, operation or maintenance of the Facility.

        "Proportional Rent" shall have the meaning specified in Section 3.2(c) of the Facility Lease.

        "Prudent Industry Practice" shall mean, at a particular time, (a) any of the practices, methods and acts engaged in or approved by a significant portion of the competitive coal fired electric generating industry operating in the eastern United States at such time, or (b) with respect to any matter to which clause (a) does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of any Governmental Authority of competent jurisdiction.

        "PUHCA"—see "Holding Company Act."

        "Purchase Price" shall mean the consideration to be paid by the Owner Lessor to the Facility Lessee for the Undivided Interest, consisting of (i) payment in cash equal to the Owner Lessor's Percentage of the Total Equity Investment (such dollar amount being set forth on Schedule F to the Participation Agreement opposite the Owner Lessor's name) and (ii) the assumption by the Owner Lessor of the Owner Lessor's Percentage of the Existing Debt.

        "Qualifying Cash Bids" shall have the meaning specified in Section 13.2 of the Facility Lease.

        "Qualifying Credit Support" shall mean an irrevocable, unconditional, uncollateralized, standby letter of credit or surety bond substantially in the form of Exhibit L to the Participation Agreement, issued in favor of the Owner Lessor by a Qualifying Credit Support Issuer (and, so long as the Lessor Notes are outstanding and the Lien of the Lease Indenture shall not have been discharged, assigned to the Lease Indenture Trustee) securing the Facility Lessee's obligation to pay scheduled Rent under the Facility Lease; provided that, in the case of a surety bond, each of S&P and Moody's shall have confirmed its then current rating on the Fundco Bonds prior to the Facility Lessee's first use of a surety bond as Qualifying Credit Support.

        "Qualifying Credit Support Issuer" shall mean any bank or other financial institution having a long term unsecured debt rating of at least A or higher from S&P and A2 or higher from Moody's. A Qualifying Credit Support Issuer shall cease to be a Qualifying Credit Support Issuer if such entity shall at any time be rated below the applicable ratings set forth in the immediately preceding sentence.

        "Qualifying Special Lessee Transfer Bids" shall have the meaning set forth in Article XV of the Participation Agreement.

        "Rating Agencies" shall mean S&P and Moody's.

        "Reasonable Basis" shall have the meaning specified in Section 6662(d)(2)(B)(ii)(II) of the Code (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).

        "Rebuild Conditions" shall have the meaning set forth in Section 10.4 of the Facility Lease.

        "Recovery Event Proceeds" shall have the meaning set forth in Section 1.1 of the Amended Security Deposit Agreement.

        "Regulations T, U and X" shall mean Regulations T, U and X of the Federal Reserve System of the United States (or any successors thereto).

        "Regulatory Event of Loss" shall mean an Event of Loss specified in clause (iv) of the definition of "Event of Loss."

        "Reinvestment Notice" shall mean a notice executed an Authorized Officer to the Owner Participant, the Collateral Agent, the Lease Indenture Trustee and the Bondholder Trustee relating to an Event of Loss (a) setting forth in reasonable detail the nature of the proposed restoration or replacement relating to such Event of Loss and the estimated cost and time to complete such restoration or replacement and (b) stating that (i) no Material Lease Default or Lease Event of

Default has occurred and is continuing, (ii) such restoration or replacement is technologically and economically feasible, (iii) the net cash proceeds of such Event of Loss, together with other resources available to the Facility Lessee, are sufficient to pay the estimated cost of completing such restoration or replacement and (iv) the Facility Lessee has sufficient resources (through business interruption insurance or otherwise) to pay all principal, interest and other fixed charges projected to become due and payable with respect to Basic Lease Rent (or Renewal Rent) prior to the completion of such restoration or replacement; provided, however, that with respect to the receipt of proceeds of $50,000,000 or more on account of an Event of Loss described in clauses (i), (ii), (iii) and (v) of the definition of Event of Loss, the independent engineer shall have certified as to the reasonableness, in light of Prudent Industry Practice, of the Facility Lessee's repair and replacement plans as set forth in the Reinvestment Notice related to such Event of Loss.

        "Related Party" shall mean, with respect to any Person or its successors and assigns, an Affiliate of such Person or its successors and assigns and any director, officer, servant, employee or agent of that Person or any such Affiliate or their respective successors and assigns; provided that none of the OM Company, the Owner Manager or the Owner Lessor shall be treated as Related Parties to each other and none of the OM Company, the Owner Lessor or the Owner Manager shall be treated as a Related Party to the Owner Participant, except that, for purposes of Section 10 of the Participation Agreement, the Owner Lessor shall be treated as a Related Party to the Owner Participant to the extent that the Owner Lessor acts at the express written direction or with the express written consent of the Owner Participant.

        "Renewal Lease Term" shall mean the First Renewal Lease Term, the Second Renewal Lease Term or any FMV Renewal Lease Term.

        "Renewal Option" shall mean the First Renewal Option, the Second Renewal Option, or either of them, as the context may require.

        "Renewal Rent" shall mean the scheduled Rent payable on each Rent Payment Date during any First Renewal Lease Term, Second Renewal Lease Term or FMV Renewal Lease Term, in each case as determined in accordance with Section 15.3 of the Facility Lease.

        "Rent" shall mean Basic Lease Rent, Renewal Rent, if any, and Supplemental Lease Rent.

        "Rent Default Event" shall mean the failure to make any payment of Component A of Basic Lease Rent, when due, and such failure shall continue unremedied for five (5) Business Days.

        "Rent Payment Date" shall mean (a) the Closing Date, (b) the 1st day of April and the 1st day of October of each year during the Facility Lease Term, and (c) any date on which Senior Rent of the type specified in clause (b) of the definition thereof is payable.

        "Rent Payment Period" shall mean each of the periods set forth on Schedule 1-2 to the Facility Lease.

        "Replacement Component" shall have the meaning specified in Section 7.2 of the Facility Lease.

        "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

        "Required Improvement" shall have the meaning specified in Section 8.1 of the Facility Lease.

        "Requirement of Law" shall mean, as to any Person, the Organic Documents of such Person, and any law (including any Environmental Law), treaty, rule, regulation, judgment, decree, injunction, writ or order of any court, arbitration board of any Governmental Authority and any rule, regulation, order, ordinance, license or permit of any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Requisition" shall have the meaning specified in clause (iii) of the definition of "Event of Loss."

        "Reserve Account" shall mean an account of the Facility Lessee maintained with the Depositary as required by Section 5.13 of the Participation Agreement into which the Reserve Requirement shall be deposited, held and distributed as set forth in the Amended Security Deposit Agreement.

        "Reserve Requirement" shall mean, as of the date of determination, that amount in Dollars set forth on Schedule B to the Participation Agreement corresponding to the date of such determination.

        "Reservoir Site Easements" shall mean those easements to be granted to the Owner Lessor as set forth on Exhibit I to the Facility Site Lease.

        "Restricted Payments" shall mean the making of any of the following: (a) distributions in respect of the equity interests in the Facility Lessee (in cash, property, securities or obligations other than additional equity interests of the same type), (b) any other payments or distributions on account of payments of interest, the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of any portion of any equity interest in the Facility Lessee or of any warrants, options or other rights to acquire any such equity interest (or to make any payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to fair market or equity value of the Facility Lessee), or (c) any payment on or with respect to, or purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness.

        "Restricted Payment Date" shall mean the Closing Date and any January 1st, April 1st, July 1st, and October 1st of each year, or, if such day is not a Business Day, the next succeeding Business Day.

        "Retained Homer City Land Easements" shall mean those easements to be granted to the Owner Lessor as set forth on Exhibit G to the Facility Site Lease.

        "Return Conditions" shall have the meaning specified in Section 5.2 of the Facility Lease.

        "Revenue Account" shall mean the account of the Facility Lessee maintained with the Depositary into which all Project Revenues will be deposited, held and distributed as set forth in the Amended Security Deposit Agreement.

        "Revenue Procedures" shall mean any revenue procedure issued by the Department of Treasury.

        "Revenue Rulings" shall mean any revenue ruling issued by the Department of Treasury.

        "Revenues" shall mean, for any period, all income and receipts received by Facility Lessee during such period including any income and receipts derived from the operation of the Facility, including proceeds of any Permitted Asset Sales, any business interruption insurance, income derived from the sale or use of energy transmitted or distributed by the Facility, together with any receipts derived from Permitted Trading Activities or incidental to the operation of the Facility, all as determined in conformity with cash accounting principles, the investment income on amounts in the Accounts, proceeds of any insurance, condemnation or litigation or arbitration awards relating to the Facility, and all other revenues of the Facility Lessee, however generated, but not including Excepted Payment or Recovery Event Proceeds.

        "Revised Development Presentation" shall have the meaning specified in Article XVI of the Participation Agreement.

        "S&P" shall mean Standard & Poor's Ratings Services (a division of McGraw-Hill Companies, Inc.) and its successors and assigns.

        "SASM&F" shall mean Skadden, Arps, Slate, Meagher & Flom LLP.

        "Scheduled Closing Date" shall mean December 7, 2001 and any date set for Closing in a notice of postponement pursuant to Section 2.2 of the Participation Agreement.

        "SCR Construction Contract" shall mean that certain Turnkey Engineering, Procurement and Construction Contract, dated as of April 7, 1999, by and between Homer City and ABB Environmental

Systems, division of ABB Flakt, Inc., a corporation duly organized and existing under the laws of Delaware.

        "Second Renewal Lease Term" shall have the meaning specified in Section 15.1 of the Facility Lease.

        "Second Renewal Option" shall have the meaning specified in Section 15.2 of the Facility Lease.

        "Second Renewal Term" shall have the meaning set forth in Section 15.1(b) of the Facility Lease.

        "Section 467 Loan" shall have the meaning specified in Section 3.2(c) of the Facility Lease.

        "Securities Act" shall mean the Securities Act of 1933, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

        "Security Agent" shall mean The Bank of New York, a New York banking corporation.

        "Security Documents" shall mean the Amended and Restated Guarantee and Collateral Agreement, the Pledge and Collateral Agreement, the Amended Security Deposit Agreement, the Lease Subordination Agreement, the OL Subordination Agreement, the Mortgage, the Lease Indenture and the Fundco Indenture.

        "Security Interest" shall mean the security interest in the Indenture Estate granted by the Owner Lessor to the Security Agent for the benefit of the holders of the Lessor Notes and the issuer of the Debt Service Reserve Letter of Credit pursuant to the Lease Indenture and in connection with the issuance of the Lessor Notes.

        "Senior Rent" shall mean the amounts constituting (a) Component B of Basic Lease Rent as set forth on Schedule 1.1 to the Facility Lease; plus (b)  Component B of Termination Value as set forth on Schedule 2 to the Facility Lease, or other amounts payable upon a termination of the Facility Lease in respect of or in connection with Component B of Basic Lease Rent or otherwise payable as a result of Section 3.4(c) of the Facility Lease; plus (c) fees, expenses and indemnities payable with respect to the Debt Service Reserve Letter of Credit.

        "Senior Rent Service Coverage Ratio" shall mean for any period, without duplication, a ratio the numerator of which is Net Cash Flow for such period, and the denominator of which is the sum of Senior Rent under the relevant Lease and under all Other Facility Leases payable during such period; provided, however, that any calculations of the Senior Rent Service Coverage Ratio with respect to the most recently ended Fiscal Quarter shall, with respect to the most recent month, be based on estimated results only.

        "Severable Improvement" shall mean any Improvement that is readily removable without causing material damage to the Facility.

        "Selling Party" shall have the meaning specified in Article XV of the Participation Agreement.

        "SFAS 13" shall mean Statement of Financial Accounting Standards (SFAS) No. 13, as amended and interpreted from time to time.

        "Site Lease Term" shall have the meaning specified in Section 2.3(c) of the Facility Site Lease.

        "Site Sublease Term" shall have the meaning specified in Section 2.3 of the Facility Site Sublease.

        "Solicitation Agents" shall mean Credit Suisse First Boston and Lehman Brothers, Inc., in their capacities as solicitation agents for the exchange of the Existing Debt for the Fundco Bonds.

        "SocGen Instrument" shall mean that certain ISDA Master Agreement and all schedules thereto dated as of December 7, 2001 between Homer City and Societe Generale, or any replacement or successor instrument entered into by Homer City on substantially similar terms, whether or not Societe Generale is the counterparty to such successor instrument; provided that such instrument (a) requires scheduled payments and deposits to be made only on (i) April 1 and October 1 of any year, subject to the Modified Business Day Convention (as defined in the SocGen Instrument), or (ii) on the Closing

Date and December 28, 2001, and (b) Homer City irrevocably directs the counterparty thereto (and such counterparty acknowledges) that payments shall be made directly into the Revenue Account.

        "Special Lessee Transfer" shall have the meaning specified in Article XV of the Participation Agreement.

        "Special Lessee Transfer Amount" shall mean for any date of determination, (i) Component A of Termination Value on such date; plus (ii) any Rent payment under the Facility Lease or the other Operative Documents due and unpaid on such date.

        "Sublease Ground Interest" shall mean Ground Interest as such term is incorporated by reference into the Facility Site Sublease pursuant to Section 3 of the Facility Site Sublease.

        "Subordinated Indebtedness" shall mean, with respect to any Lease Transaction Party, Indebtedness of such Person incurred in accordance with the terms of the relevant subordination agreement applicable to such Person.

        "Subsequent Lessor Note" shall have the meaning specified in Section 2.6 of the Lease Indenture.

        "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding capital stock, partnership interests or other equity interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) or to control the management of such partnership, limited liability company or other entity is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

        "Supplemental Financing" shall have the meaning specified in Section 12.1(a) of the Participation Agreement.

        "Supplemental Lease Rent" shall mean any and all amounts, liabilities and obligations (other than Basic Lease Rent or Renewal Rent) which Homer City assumes or agrees to pay under the Operative Documents (whether or not identified as "Supplemental Lease Rent") to the Owner Lessor or any other Person, including Termination Value, Transaction Expenses, and any premium due on the Lessor Notes.

        "Support Arrangements" shall have the meaning specified in Section 5.2(g) of the Facility Lease.

        "Support Services" shall mean, from and after expiration or termination of the Facility Lease, certain mutually agreed services and rights necessary for the Owner Lessor (or any of its successors or permitted assigns) to be able to operate, use and maintain the Facility and sell power therefrom in a manner consistent with Lessee's operation thereof during the Facility Lease Term (assuming such operation was in accordance with the terms of the Facility Lease), including (a) any services that may become necessary as a result of the inability for whatever reason, of the Owner Lessor to hold any relevant permit (b) transmission rights and access rights available to the Facility Lessee during the Facility Site Lease and (c) intellectual property rights obtained and maintained in accordance with Section 5.12 of the Participation Agreement.

        "Survey" shall mean the ALTA/ACSM Land Title Survey, prepared by Hampton Technical Associates, Inc. for Chicago Title Insurance Company, the Bondholder Trustee, the Owner Lessor and EME Homer City Generation L.P., dated May, 2001, including revisions thereto.

        "Tax" or "Taxes" shall mean all fees (including, license, documentation and registration fees), taxes (including, income, receipts, franchise, rental, turn over, excise, sales taxes, use taxes, stamp taxes, value-added taxes, ad valorem taxes and property taxes (personal and real, tangible and intangible)), license, levies, exports, duties, recording charges or fees, assessments, withholdings and other charges and impositions of any nature, plus all related interest, penalties, fines and additions to tax, now or hereafter imposed by any federal, state, local or foreign government or other taxing authority.

        "Tax Advance" shall have the meaning set forth in Section 10.2(g)(iv)(E) of the Participation Agreement.

        "Tax Assumptions" shall have the meaning specified in Section 1 of the Tax Indemnity Agreement.

        "Tax Benefit" shall have the meaning set forth in Section 10.2(e) of the Participation Agreement.

        "Tax Claim" shall have the meaning set forth in Section 10.2(g)(i) of the Participation Agreement.

        "Tax Event" shall mean any event or transaction treated, for federal income tax purposes, as a taxable sale or exchange of the Lessor Notes.

        "Tax Indemnitee" shall have the meaning specified in Section 10.2 of the Participation Agreement.

        "Tax Indemnity Agreement" shall mean the Tax Indemnity Agreement, dated as of December 7, 2001 between the Owner Participant and Homer City.

        "Tax Law Change" shall mean any enactment, promulgation, release or adoption of, or amendment to, or change in the Code or Treasury Regulations, Revenue Rulings, Revenue Procedures or other administrative interpretations or applicable judicial precedents.

        "Termination Date" shall mean each of the monthly dates during the Facility Lease Term identified as a "Termination Date" on Schedule 2 of the Facility Lease, which dates shall be the same days on which Basic Lease Rent and Renewal Rent, if any, are payable under the Facility Lease.

        "Termination Value" shall mean, for any Termination Date, the Termination Values set forth under the column titled "Termination Value" on Schedule 2 of the Facility Lease for such Termination Date.

        "Termination Value Payment Date" shall mean the date on which Termination Value is paid pursuant to Section 10.2(a) of the Facility Lease.

        "Title Policies" shall mean the following title policies issued by Chicago Title Insurance Company:

          (a)   those certain Leasehold Owner's Policy Nos. 01-0712A through 01-0712H, issued to the Owner Lessor and each Other Owner Lessor dated December 7, 2001, insuring the Owner Lessor's and each Other Owner Lessor's (i) applicable percentage undivided leasehold interest in the Facility Site as lessee under the Facility Site Lease and (ii) applicable percentage undivided fee interest in the Facility and

          (b)   those certain Leasehold Loan Policy Nos. 01-0712A through 01-0712H, issued to The Bank of New York, as Lease Indenture Trustee, dated December 7, 2001, insuring the Lease Indenture Trustee's security interest in the Owner Lessor's and each Other Owner Lessor's (i) leasehold interest in the Facility Site Lease and (ii) fee interest in the Facility.

        "Total Equity Investment" shall mean $798,000,000.00.

        "Trading Activities" shall mean (a) the daily or forward purchase and/or sale, or other acquisition or disposition, of wholesale electric energy, capacity, transmission rights, emissions allowances and/or credits, weather derivatives and/or related commodities, either physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition, of fuel, mineral rights and/or related commodities, including swaps, options and swaptions, either physical or financial, (c) electric energy-related tolling transactions, as seller of tolling services, or (d) other similar electric industry activities consistent with industry activities conducted by similarly situated industry participants in the ordinary course of their business from time to time, in each case consistent with risk management activities approved by the risk management committee of EME.

        "Transaction Documents" shall mean, collectively, the Operative Documents and the Project Documents.

        "Transaction Expenses" shall be as set forth in Schedule 2.3(a) to the Participation Agreement, and consist of the following costs and expenses incurred in connection with the negotiation, due diligence and consummation of the Overall Transaction:

          (a)   the cost of the Closing Date Appraisal, the cost of title insurance, if obtained, filing and recording fees and taxes set forth on Schedule 2.3(a) to the Participation Agreement, the Consent Payment, the fees and expenses of the Engineering Consultant, the Environmental Consultant, the Power Market Consultant, the Insurance Consultant, and any other consultants retained by the Owner Participant (excluding any fees or compensation to its advisors but including the reasonable out-of-pocket expenses of the Owner Participant's Advisor) and approved in advance by Homer City, which approval may not be unreasonably withheld;

          (b)   the reasonable legal fees, expenses and disbursements of each of the Owner Participant, the Owner Lessor and the Owner Manager and their respective counsel;

          (c)   the reasonable legal fees, expenses and disbursements of the Lease Indenture Trustee and its respective counsel;

          (d)   at Homer City's option, all or a portion of Homer City's legal fees and reasonable out-of-pocket cost and expenses related thereto;

          (e)   the fees of the Rating Agencies in connection with rating the Existing Debt; and

          (f)    other reasonable, documented out-of-pocket expenses of the Owner Lessor, Owner Participant and the Lease Indenture Trustee, including costs of title insurance and fees and expenses, if any, related to delivery of any non-consolidation opinions.

        "Transferee" shall have the meaning specified in Section 8.1(a) of the Participation Agreement.

        "Treasury Regulations" shall mean regulations, including temporary regulations, promulgated under the Code.

        "Undivided Interest" shall have the meaning specified in the recitals to the Facility Lease.

        "Uniform Commercial Code" or "UCC" shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

        "United States" or "U.S." shall mean the United States of America.

        "Verifier" shall have the meaning specified in Section 3.4(d) of the Facility Lease.

        "Welfare Plan" shall mean a "welfare plan," as such term is defined in Section 3(1) of ERISA.

        "Wells Fargo" shall mean Wells Fargo Bank Northwest, National Association, a national banking association.

QuickLinks

  Exhibit 4.4.2
APPENDIX A—DEFINITIONS
  Exhibit 4.4.2